UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2010

TIRE INTERNATIONAL ENVIRONMENTAL SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28323	98-0368586
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1530 – 9th Avenue S.E., Calgary, Alberta, Canada T2G 0T7
 (Address of principal executive offices)               (Zip Code)

(403) 693-8000
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Dean Petkanas to the Board of Directors:

On April 16, 2010 Mr. Dean Petkanas was appointed to the Board of Directors of Tire International Environmental Solutions Inc.

Mr. Petkanas has been employed as Economic Research Analyst and Radio Host at Status Equity Research in Old Westbury, New York from July 2008.  He is responsible for researching capital markets and hosting a nationally syndicated talk show on the subject.  Mr. Petkanas has been a managing member of Excelsior Wealth Group, LLC since October 2003.  He performs risk management services specializing in the underwriting and placement of executive deferred compensation.  The Company also performs consulting and interim management to small and medium sized private and public companies.  In October 2006, Mr. Petkanas served as a special consultant to Permalife Products, LLC, a fully integrated rubber recycling company.  From September 2006 to May 2009, Mr. Petkanas was employed as Chief Executive Officer of Mojito Brands, Inc.  Mojito Brands, Inc. was merged into Full Motion Beverge in May 2009.  From February 2003 to May 2007 Mr. Petkanas was employed as by Xechem International to assist in the commercialization of a phyto-pharmaceutical compound for the treatment of Sickle Cell Anemia.

Mr. Petkanas graduated from Empire State College in Old Westbury, NY with a Bachelor of Business, Management and Economics in April 2006.  He attended Adelphi College in Garden City, NY with no major specialized.  He attended John Jay College of Criminal Justice in New York, NY majoring in Criminal Justice in 1984.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIRE INTERNATIONAL ENVIRONMENTAL SOLUTIONS INC.

Date: April 19, 2010	By:	/s/ Jacqueline Danforth
Name: Jacqueline Danforth
Title: Chief Financial Officer